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Exhibit (a)(1)(i)

        OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

TYCO INTERNATIONAL GROUP S.A.
OFFER TO PURCHASE AND SOLICITATION OF CONSENTS
FOR ANY AND ALL OF ITS OUTSTANDING
3.125% CONVERTIBLE SENIOR DEBENTURES DUE 2023
(CUSIP NO. 902118BE7 / 902118BG2)

          THE TENDER OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 24, 2007, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").

        Tyco International Group S.A. (the "Company") hereby offers to purchase for cash any and all of its outstanding 3.125% Convertible Senior Debentures due 2023 (the "Notes"). The Notes were issued on January 13, 2003 in an aggregate principal amount of $1.5 billion, of which approximately $750 million remained outstanding as of the date of this Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase"). This offer to purchase the Notes (the "Tender Offer") is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal and Consent (the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer Documents"). Concurrently with the Tender Offer, the Company is conducting a consent solicitation (the "Consent Solicitation"). In the Consent Solicitation, the Company is seeking from the holders of the Notes (the "Holders") consents ("Consents") to amend the Indenture (as defined herein) under which the Notes were issued to clarify the application of Article V of the Indenture to the Proposed Separation (as defined under "The Proposed Separation"). While the Company and Tyco International Ltd. ("Tyco") believe that the various steps in the Proposed Separation are not prohibited by the Indenture, Tyco and the Company believe it is desirable, prior to completing the Proposed Separation but after completion of the Tender Offer, to eliminate any uncertainty by amending Article V of the Indenture.

        For any Notes validly delivered and not withdrawn before the Expiration Date, the Company will pay a purchase price (the "Purchase Price") for each $1,000 principal amount of Notes which will be determined after 5:00 p.m., New York City time, on May 22, 2007 (the "Pricing Date") and will be the sum of:

    (A)
    45.9821 times the Weighted Average Price; plus

    (B)
    $62.50.

        For purposes of this calculation, "Weighted Average Price" means the arithmetic average of the daily volume-weighted average price of Tyco's common shares, par value $.20 per share (the "Common Shares") for the ten trading days prior to and including the Pricing Date. The daily volume-weighted average price shall equal the daily volume-weighted average price for the Common Shares of Tyco on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange) as reported by Bloomberg Financial Services through its "Volume at Price" function. The Weighted Average Price and the variable cash component of the purchase price will be rounded to the nearest whole cent.

        The Dealer Managers for the Tender Offer and the Solicitation Agents for the Consent Solicitation are:

Goldman, Sachs & Co.	Morgan Stanley

April 27, 2007

        In addition, the Company will pay accrued and unpaid interest on such $1,000 principal amount up to, but not including, the day of payment for, or deposit of an amount with Global Bondholder Services Corporation as Depositary (the "Depositary"), sufficient to pay for, Notes accepted for purchase.

        In conjunction with the Tender Offer, the Company hereby solicits Consents to the adoption of certain amendments (the "Proposed Amendments") to the Indenture, dated as of January 13, 2003 (the "Indenture"), among the Company, Tyco, as guarantor (the "Guarantor") and U.S. Bank, N.A., as trustee (the "Trustee"), pursuant to which the Notes were issued, and to the execution and delivery by the Company, Tyco and the Trustee of a supplemental indenture containing the Proposed Amendments (the "Supplemental Indenture") following receipt of the Requisite Consents (as defined below). The amendments will clarify the application of Article V of the Indenture to the Proposed Separation. Any Holder who tenders Notes pursuant to the Tender Offer also must deliver a Consent to the Proposed Amendments and to the execution and delivery of the Supplemental Indenture. Holders who validly tender their Notes pursuant to the Tender Offer will be deemed by such tender to have delivered their Consents. Additionally, Holders must tender their Notes in order to deliver a Consent.

        The Proposed Amendments will not become effective unless the Company receives the consent of the Holders of at least a majority in aggregate principal amount (the "Requisite Consents") of outstanding Notes not owned by the Company or Tyco or any affiliate of the Company or Tyco (the "Outstanding Amount"). In the Consent Solicitation, the Company is seeking Consents to all of the Proposed Amendments as a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments will not be valid and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments. If the Requisite Consents are obtained by the Expiration Date, the Company, Tyco and the Trustee will execute on, or as soon as practicable after, the Expiration Date the Supplemental Indenture containing the Proposed Amendments, with such Proposed Amendments becoming operative on the date the Company notifies the Trustee and the Depositary that an amount of Notes representing the Requisite Consents has been accepted for purchase. In the event the Notes are not accepted for purchase by the Company for any reason, the Supplemental Indenture will not become operative and the Indenture will remain in full force and effect in its present form.

        Any questions or requests for assistance concerning the Tender Offer and the Consent Solicitation may be directed to Goldman, Sachs & Co. or Morgan Stanley (the "Dealer Managers" and the "Solicitation Agents") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to the Tender Offer and the Consent Solicitation may be directed to Global Bondholder Services Corporation (the "Information Agent" and the "Depositary") at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee (each, a "Custodian") for assistance concerning the Tender Offer and the Consent Solicitation.

        NONE OF THE COMPANY, TYCO, THE DEALER MANAGERS, THE SOLICITATION AGENTS, THE INFORMATION AGENT, THE DEPOSITARY, OR THE TRUSTEE MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER OR THE CONSENT SOLICITATION.

        Payment of the Purchase Price for Notes validly tendered (and not validly withdrawn) and accepted for purchase is expected to be made promptly after the Expiration Date (the "Payment Date") if the Notes are accepted for purchase. If the Tender Offer and the Consent Solicitation are terminated, withdrawn or otherwise not consummated prior to the Expiration Date, the Purchase Price will not be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Notes and validly delivered (and not validly revoked) their Consents in connection with the

i

Tender Offer and Consent Solicitation. In any such event, the Notes previously tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.

        Tenders of Notes pursuant to the Tender Offer may be validly withdrawn, and Consents delivered pursuant to the Consent Solicitation may be validly revoked, at any time on or prior to the Expiration Date, by following the procedures described herein under the captions "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights." Tenders of Notes also may be withdrawn if the Tender Offer is terminated without any Notes being purchased thereunder. A valid withdrawal of tendered Notes on or prior to the Expiration Date will be deemed a valid revocation of the related Consent.

        Notwithstanding any other provision of the Tender Offer or the Consent Solicitation, the Company's obligation to accept for purchase, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the following having occurred or having been waived by the Company on or prior to the Expiration Date: (a) the Company having available from the Company's Bridge Loan Facilities dated as of April 25, 2007 (the "Bridge Loan Facilities") and cash on hand, on or prior to the Expiration Date, funds sufficient to pay the aggregate Purchase Price (the "Financing Condition"); (b) receipt of the Requisite Consents on or prior to the Expiration Date (the "Requisite Consent Condition"); (c) the execution by the Trustee of the Supplemental Indenture (the "Supplemental Indenture Condition"); and (d) satisfaction of the General Conditions (as described in this Offer to Purchase under "Conditions of the Tender Offer and Consent Solicitation"). The Company expressly reserves the right, in its sole discretion, subject to applicable law to: (i) terminate prior to the Expiration Date the Tender Offer and the Consent Solicitation and not accept for payment any Notes not theretofore accepted for payment; (ii) waive on or prior to the Expiration Date any and all of the conditions of the Tender Offer and the Consent Solicitation; (iii) extend the Expiration Date; and (iv) amend the terms of the Tender Offer or the Consent Solicitation. The foregoing rights are in addition to the Company's right to delay acceptance for payment of Notes tendered under the Tender Offer or the payment for Notes accepted for payment in order to comply with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        In the event that the Tender Offer and the Consent Solicitation are terminated, withdrawn or otherwise not consummated prior to the Expiration Date, the Purchase Price will not be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Notes and validly delivered (and not validly revoked) their Consents in connection with the Tender Offer and Consent Solicitation. In any such event, the Notes previously tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.

        From time to time after the Expiration Date or termination of the Tender Offer, the Company or its affiliates may acquire any Notes that are not tendered pursuant to the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and the Consent Solicitation and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

        See "Certain Considerations" and "Material United States Federal Income Tax Considerations" for a discussion of certain factors that should be considered in evaluating the Tender Offer and the Consent Solicitation, and also see "Proposed Amendments to the Indenture" and Annex A hereto for a description of the Proposed Amendments and the consequences of the adoption thereof to Holders of unpurchased Notes.

        This Offer to Purchase constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or consent solicitation under applicable securities or "blue sky" laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in the affairs of the Company, Tyco or any of their respective affiliates since the date hereof.

IMPORTANT INFORMATION

        Any Holder desiring to tender Notes pursuant to the Tender Offer and deliver Consents pursuant to the Consent Solicitation should either: (i) in the case of a beneficial owner whose Notes are held in book-entry form, request such beneficial owner's Custodian to effect the transaction for such beneficial owner; or (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver that manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered holders of Notes are entitled to tender Notes and deliver Consents. A beneficial owner whose Notes are registered in the name of a Custodian must contact such Custodian if such beneficial owner desires to tender Notes and deliver Consents with respect to Notes so registered. See "Procedures for Tendering Notes and Delivering Consents."

        The Depositary and The Depository Trust Company ("DTC") have confirmed that the Tender Offer and the Consent Solicitation are eligible for DTC's Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer and deliver Consents by causing DTC to transfer their Notes and indicate delivery of their Consents to the Depositary in accordance with DTC's ATOP procedures for such a transfer. DTC will then send an Agent's Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See "Procedures for Tendering Notes and Delivering Consents."

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents have been filed with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

  (a)
  Tyco's Annual Report on Form 10-K for the fiscal year ended September 29, 2006 filed on December 11, 2006, as amended by the Form 10-K/A filed on April 20, 2007;

  (b)
  Tyco's Quarterly Report on Form 10-Q for the quarter ended December 29, 2006 filed on February 6, 2007, as amended by the Form 10-Q/A filed on April 20, 2007;

  (c)
  Tyco's Definitive Proxy Statement on Schedule 14A filed January 30, 2007; and

  (d)
  Tyco's Current Reports on Form 8-K filed January 8, 2007, January 17, 2007, February 6, 2007, February 20, 2007, April 12, 2007 and April 26, 2007.

        All documents filed by Tyco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration or termination of the Tender Offer shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing such documents. Please also see the amended registration statements on Form 10 filed on April 20, 2007 by Covidien Ltd. ("Covidien") and by Tyco Electronics Ltd. ("Tyco Electronics"), and the amended registration statements on Form S-1 filed on April 20, 2007 by Covidien and Covidien International Finance S.A. and by Tyco Electronics and Tyco Electronics Group S.A., and the amended registration statement on Form S-1 filed on April 20, 2007 by Tyco and Tyco International Finance S.A. ("TIFSA"), for information regarding the Proposed Separation.

        Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by Tyco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Subject to the foregoing, all information appearing in this Offer to Purchase is qualified in its entirety by the information appearing in the documents incorporated by reference.

        The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Investor Relations, Tyco International (US), Inc., 9 Roszel Road, Princeton, New Jersey 08540, telephone: (609) 720-4200.

AVAILABLE INFORMATION

        Tyco is subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed with the Commission by Tyco may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. Such material also may be accessed electronically at the Commission's internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Certain statements in this Offer to Purchase and the documents incorporated in this Offer to Purchase by reference constitute "forward-looking statements." All forward-looking statements involve risks and uncertainties. All statements contained or incorporated by reference herein that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in press releases, written statements or other documents filed with the Commission, or in Tyco's communications and discussions with investors and analysts in the normal course of business through meetings, web casts, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product expansion, backlog, the consummation and benefits of acquisitions and divestitures, the Proposed Separation or other matters, as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond the Company's or Tyco's control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

        These forward-looking statements speak only as of the date of this Offer to Purchase. Except as required by applicable law, the Company and Tyco expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's or Tyco's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        THIS OFFER TO PURCHASE (INCLUDING THE ANNEXES HERETO) AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER AND THE CONSENT SOLICITATION.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, TYCO, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGERS OR THE SOLICITATION AGENTS.

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TABLE OF CONTENTS

IMPORTANT INFORMATION	iii
DOCUMENTS INCORPORATED BY REFERENCE	iii
AVAILABLE INFORMATION	iv
STATEMENT REGARDING FORWARD-LOOKING INFORMATION	iv
SUMMARY	1
INFORMATION CONCERNING THE COMPANY, TIFSA AND TYCO	5
THE PROPOSED SEPARATION	5
PURPOSE AND BACKGROUND OF THE TENDER OFFER AND CONSENT SOLICITATION	7
CERTAIN CONSIDERATIONS	7
DESCRIPTION OF NOTES	8
THE TENDER OFFER AND CONSENT SOLICITATION	9
PROPOSED AMENDMENTS TO THE INDENTURE	9
EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION	10
ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES	11
PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS	13
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS; ABSENCE OF APPRAISAL RIGHTS	16
CONDITIONS OF THE TENDER OFFER AND CONSENT SOLICITATION	17
SOURCE AND AMOUNT OF FUNDS	19
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES	20
MARKET AND TRADING INFORMATION	20
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	21
DEALER MANAGERS; SOLICITATION AGENTS; INFORMATION AGENT; DEPOSITARY	24
MISCELLANEOUS	25
ANNEX A—THE PROPOSED AMENDMENTS	A-1
ANNEX B—BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS	B-1
ANNEX C—SUMMARY FINANCIAL INFORMATION	C-1

Date	Calendar Date	Event
Pricing Date	The Company expects that this date will be 5:00 p.m., New York City time, on Tuesday, May 22, 2007, which is two trading days prior to the Expiration Date.	The Dealer Managers will determine the Weighted Average Price and calculate the Purchase Price for the Notes. The Company will issue a press release announcing the Purchase Price for the Notes prior to 9:00 a.m. New York City time on the next business day.
Expiration Date	The Offer will expire at 12:00 midnight, New York City time, on Thursday, May 24, 2007, unless extended or earlier terminated.	The last day for Notes to be tendered pursuant to the Tender Offer.
Payment Date
In respect of all Notes validly tendered and not withdrawn on or prior to 12:00 midnight New York City time, on the Expiration Date, the Company expects the Payment Date occur promptly after the Expiration Date.
The Company will deposit with the Depositary an amount of cash sufficient to pay the aggregate Purchase Price of all Notes tendered in the Tender Offer, and accrued and unpaid interest to, but not including, the Payment Date.

SUMMARY

        The following summarizes in a question-and-answer format certain material terms of the Tender Offer and the Consent Solicitation. You should carefully read this entire Offer to Purchase and the Letter of Transmittal, as well as all schedules, annexes, appendices and related documents for more detailed information and instructions.

Who is offering to buy my Notes and soliciting my Consent?

        The Company, the issuer of the Notes, is offering to purchase the Notes and requesting Consents to the Proposed Amendments. See "The Tender Offer and the Consent Solicitation."

What securities are the subject of the Consent Solicitation and the Tender Offer?

        The Company is offering to purchase, and is requesting Consents from the Holders of, all of its outstanding 3.125% Convertible Senior Debentures due 2023 (CUSIP 902118BE7 / 902118BG2). The Notes were issued under and are governed by an Indenture, dated as of January 13, 2003, among the Company, Tyco and the Trustee. As of the date of this Offer to Purchase, an aggregate principal amount of approximately $750 million of Notes was outstanding. The Notes are convertible into Common Shares at a conversion rate of 45.9821 Common Shares per $1000 principal amount of Notes.

What is the purpose of the Tender Offer and the Consent Solicitation?

        The principal purpose of the Tender Offer is to acquire all of the outstanding Notes in connection with a refinancing of the Company's outstanding debt. See "Purpose and Background of the Tender Offer and Consent Solicitation" and "The Proposed Separation."

        The principal purpose of the Consent Solicitation is to obtain your Consent to the Proposed Amendments.

What are the Proposed Amendments to the Indenture?

        The Proposed Amendments would amend existing Article V of the Indenture entitled "Successor Corporation" to clarify the application of Article V to the Proposed Separation. As discussed in greater detail under "The Proposed Separation," Article V of the Indenture will be clarified to confirm that the transfer of assets by the Company to Tyco Electronics and Covidien will not constitute the transfer of either the Company's or Tyco's assets substantially as an entirety, that the transfer of assets by the Company to TIFSA will constitute the transfer of the Company's assets (but not Tyco's assets) substantially as an entirety, that upon such transfer TIFSA will become the successor to the Company under the Indenture (at which time the Company will be discharged from all obligations and covenants under the Indenture and the Notes and may be liquidated and dissolved), and that the distribution to Tyco's shareholders of its electronics and healthcare businesses will not constitute the transfer of Tyco's assets substantially as an entirety.

        The Consent Solicitation also seeks the Consents of Holders of Notes to the execution by the Company, Tyco and the Trustee of a Supplemental Indenture containing the foregoing amendments. See "The Proposed Separation" and "Proposed Amendments to the Indenture."

When do the Proposed Amendments to the Indenture become effective?

        The Proposed Amendments to the Indenture will not become effective unless the Company receives the Consent of Holders of at least a majority of the Outstanding Amount. See "Conditions of the Tender Offer and Consent Solicitation." The Company and Tyco intend to execute the Supplemental Indenture containing the Proposed Amendments on, or as soon as practicable after, the Expiration Date if the Requisite Consents have been obtained. The Supplemental Indenture will become effective upon execution by the Company, Tyco and the Trustee, with the Proposed Amendments becoming operative on the date the Company notifies the Trustee and the Depositary that an amount of Notes representing the Requisite Consents has been accepted for purchase. In the event that the Notes are not accepted for purchase by the Company for any reason, the Indenture will remain in effect in its present form. See "Proposed Amendments to the Indenture."

What happens to my Notes if the Requisite Consents are obtained but I do not validly tender my Notes?

        If the transactions described under "The Proposed Separation" occur as anticipated, any such remaining Notes will become obligations of TIFSA, guaranteed by Tyco, and the Company will be released from its obligations on the Notes.

        Any Notes not tendered and purchased pursuant to the Tender Offer will remain outstanding. The Notes will continue to be convertible into Common Shares, at a conversion rate of 45.9821 Common Shares per $1,000 principal amount of Notes. On April 26, 2007, the closing price of the Common Shares was $32.52. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR THE COMMON SHARES BEFORE YOU DETERMINE TO TENDER OR REFRAIN FROM TENDERING IN THE TENDER OFFER. The number of Common Shares into which Notes will be convertible will be adjusted for a proposed one-for-four reverse share split that is contemplated to occur at or near the time of the Proposed Separation.

        In addition, following the Proposed Separation, each Note that remains outstanding also will be convertible into the number of common shares of Covidien and Tyco Electronics that would have been distributed in the Proposed Separation to a holder of the number of Common Shares into which that Note was convertible at the record date for the distribution, in each case giving effect to share splits and similar transactions. Pursuant to Section 10.14 of the Indenture, Tyco will be obligated to deliver Common Shares, along with shares of Covidien and Tyco Electronics, upon conversion of the outstanding Notes following the Proposed Separation.

        As a result of the consummation of the Tender Offer, the aggregate principal amount of Notes that remains outstanding is expected to be significantly reduced, which may adversely affect the liquidity of and, consequently, the market prices for, any Notes that remain outstanding after consummation of the Tender Offer. See "Certain Considerations—Limited Trading Market."

        See "Information Concerning the Company, TIFSA and Tyco," "The Proposed Separation" and "Description of Notes."

What price will I receive for my Notes if I validly tender them to you and for my Consents if I deliver them to you?

        The Company is offering to pay you the Purchase Price if you validly tender and do not validly withdraw your Notes before the Expiration Date. The Purchase Price consists of a payment equal to 45.9821 times the Weighted Average Price of the Common Shares over the ten trading-day period from May 9, 2007 to May 22, 2007, plus $62.50, per $1,000 principal amount of Notes.

        If you validly tender and do not validly withdraw your Notes before the Expiration Date, you will be deemed to have given your Consent; you may not do one without the other. The Purchase Price is payable only to Holders who validly tender and do not validly withdraw their Notes prior to the Expiration Date. See "The Tender Offer and Consent Solicitation—Purchase Price."

When will I learn the price being offered for the Notes?

        The Company will calculate the Purchase Price on the Pricing Date and will announce the Purchase Price prior to 9:00 a.m., New York City time, on the next business day, May 23, 2007. You can also obtain relevant information with respect to the purchase price on a daily basis during the offer period as well as the Purchase Price, after its determination on the Pricing Date, by calling the Information Agent or the Dealer Managers at their respective numbers provided on the back cover of this Offer to Purchase. See "The Tender Offer and Consent Solicitation."

What was the market value of my Notes as of a recent date?

        There is no established reporting or trading system for the Notes. The Company believes that the Notes currently are traded over-the-counter and that trading prices generally reflect the price of the underlying Common Shares into which the Notes are convertible. The closing price of the Common Shares on April 26, 2007 was $32.52 per share. Based on that closing price and the current conversion rate of 45.9821 Common Shares per $1,000 principal amount of Notes (subject to adjustment in certain events), any holder who converted $1,000 principal amount of Notes on that date would have received Common Shares with a market value of $1,495.34. You are urged to obtain current quotations for the Common Shares and the Notes. For trading information regarding such securities, you may contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. See "The Tender Offer and Consent Solicitation."

If I validly tender my Notes, will I be paid accrued interest?

        Yes, but only if the Tender Offer is consummated. In addition to the Purchase Price, the Company will pay all accrued and unpaid interest on all Notes validly tendered and accepted for payment pursuant to the Tender Offer up to, but not including, the Payment Date.

May I validly tender my Notes without delivering my Consent, or vice versa?

        No. Holders of Notes may only give a Consent in respect of such Notes by validly tendering them into the Tender Offer. A valid tender of your Notes will be deemed to be a valid delivery of your Consent.

Do you have the resources to pay for all of the outstanding Notes?

        The Tender Offer is part of the Company's plan to refinance its debt in connection with the Proposed Separation. The Company has entered into the $10.0 billion Bridge Loan Facilities (as defined below), a portion of which will be used to pay for your validly tendered Notes. See "Source and Amount of Funds."

What are the significant conditions to the Tender Offer?

        The Tender Offer is conditioned on, among other things, the satisfaction of the Financing Condition, the Requisite Consent Condition, the Supplemental Indenture Condition and the General Conditions. The Company reserves the right to waive any and all conditions of the Tender Offer and the Consent Solicitation on or prior to the Expiration Date. See "Conditions of the Tender Offer and Consent Solicitation."

When do the Consent Solicitation and Tender Offer expire?

        The Consent Solicitation and Tender Offer will expire at 12:00 midnight, New York City time, on May 24, 2007, unless extended or earlier terminated.

Can the Tender Offer and the Consent Solicitation be extended, and if so, how will I be notified?

        Yes, the Company has the right to extend the Expiration Date at any time by giving oral or written notice to Global Bondholder Services, the Depositary. The Company will make a public announcement if it extends the Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Although the Company may choose to issue an announcement of this type in some other manner, it will have no obligation to do so other than by issuing a release to the Dow Jones News Service, Business Wire, or another similar service, and to DTC. See "Acceptance of Notes for Purchase; Payment for Notes."

When will I receive payment for my validly tendered Notes and delivered Consents?

        Payment of the Purchase Price will be made on the Payment Date, which will promptly follow the Expiration Date, assuming the conditions to the Tender Offer and Consent Solicitation are satisfied or waived and the Notes are accepted for purchase. See "Acceptance of Notes for Purchase; Payment for Notes."

May I revoke my Consent or withdraw my tendered Notes?

        Tenders of Notes pursuant to the Tender Offer may be validly withdrawn and Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time prior to the Expiration Date, by following the procedures described herein. A valid withdrawal of tendered Notes prior to the Expiration Date will be deemed a valid revocation of the related Consent. A Holder may not revoke a Consent except by validly withdrawing such Holder's previously tendered Notes. To withdraw your tender and revoke your Consent, please follow the instructions under "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

What are the tax consequences to me if I validly tender my Notes and deliver my Consent?

        Please see "Material United States Federal Income Tax Considerations" for a summary of certain United States federal income tax considerations applicable to the Tender Offer and Consent Solicitation.

How should I validly tender my Notes and deliver my related Consent?

        You may tender a Note and deliver a related Consent only by validly tendering such Note into the Tender Offer. The manner in which you may validly tender your Notes will depend on the manner in which you hold the Notes:

  •
  if you hold your Notes in book-entry form, contact your Custodian if you desire to tender Notes and deliver Consents; or

  •
  if you hold physical certificates evidencing the Notes, complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver such manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

        Only registered holders of Notes are entitled to tender Notes and deliver Consents. As noted above, a beneficial owner whose Notes are registered in the name of a Custodian must contact the Custodian if such beneficial owner desires to tender Notes and deliver Consents with respect to such registered Notes. See "Acceptance of Notes for Purchase; Payment for Notes."

Are you making any recommendation about the Tender Offer and the Consent Solicitation?

        No. Neither the Company nor Tyco expresses any opinion and both remain neutral with respect to whether Holders should tender Notes in response to the Tender Offer and deliver Consents in response to the Consent Solicitation. The Trustee, the Dealer Managers, the Solicitation Agents, the Depositary and the Information Agent likewise make no recommendation. Holders should determine whether to tender Notes and deliver Consents based upon their own assessment of market value, liquidity needs and investment objectives.

Whom can I contact if I want more information?

        Any questions or requests for assistance concerning the Tender Offer and the Consent Solicitation may be directed to either of the Dealer Managers/Solicitation Agents at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of the Indenture and the form of the Supplemental Indenture may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer and the Consent Solicitation.

INFORMATION CONCERNING THE COMPANY, TIFSA AND TYCO

        The Company was formed as a Luxembourg company on March 30, 1998, as a wholly owned subsidiary of Tyco. The Company is a holding company whose only business is to own indirectly a substantial portion of the operating subsidiaries of Tyco and to perform treasury operations for Tyco companies. Otherwise, it conducts no independent business.

        Tyco is a diversified manufacturing and service company that, through its subsidiaries:

  •
  designs, manufactures and distributes electrical and electronic components and related solutions;

  •
  designs, manufactures, installs, monitors and services electronic security and fire protection systems;

  •
  designs, manufactures and distributes medical devices and supplies, imaging agents, pharmaceuticals and adult incontinence and infant care products; and

  •
  designs, manufactures, distributes and services engineered products, including industrial valves and controls, as well as steel tubular goods, and provides consulting, engineering and construction management and operating services.

        Tyco maintains its registered and principal executive offices at 90 Pitts Bay Road, Second Floor, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at 9 Roszel Road, Princeton, NJ 08540. The telephone number there is (609) 720-4200. The Company, a Luxembourg company, maintains its registered and principal executive offices at 58, rue Charles Martel, L-2134 Luxembourg. The Company's telephone number is (352) 464-340-1. TIFSA is a newly-formed holding company established in connection with the spin-offs of the Company's healthcare and electronics businesses to directly and indirectly own Tyco's fire and security and engineered products and services operating subsidiaries, to issue new notes and to perform Tyco's treasury operations. Otherwise, it conducts no independent business. TIFSA's registered and principal offices are located at 58, rue Charles Martel, L-2134 Luxembourg. Its telephone number at that address is (352) 464-340-1.

THE PROPOSED SEPARATION

        In January 2006, Tyco announced that its board of directors had approved a plan (the "Proposed Separation") to separate Tyco into three independent, publicly-traded companies: one for Tyco's electronics businesses (Tyco Electronics), one for its healthcare businesses (Covidien), with the third (Tyco) continuing operations with its fire and security and engineered products and services businesses. The Proposed Separation will occur through tax-free distributions to Tyco's shareholders as of a record date that Tyco will set of all of the common shares of Tyco Electronics and Covidien, two subsidiaries that hold or will hold, through their respective subsidiaries, all of the assets and liabilities of the electronics and healthcare businesses, respectively. The fire and security and engineered products and services businesses will remain with Tyco after the distribution.

        Prior to the distribution to its shareholders but after completion of this Offer and similar offers to purchase certain of the Company's other outstanding public indebtedness, and as necessary steps to enable Tyco to make the distribution, the Company will contribute the assets and liabilities relating to its electronics businesses to Tyco Electronics, and the assets and liabilities relating to its healthcare businesses to Covidien. The assets and liabilities relating to its fire and security and engineered products and services businesses will be contributed to TIFSA, and TIFSA will assume the liabilities of the Company under its indentures and under any of the Company's public debt that remains outstanding upon completion of the Tender Offer and the similar offers referred to above. After the contribution of all of its assets and liabilities, the Company will liquidate and, as a final liquidating distribution, will distribute to Tyco all of the outstanding shares of capital stock of TIFSA, Tyco Electronics and Covidien. Tyco then will distribute the shares of Tyco Electronics and Covidien to its shareholders.

        The amendments to the Indenture that are the subject of the Consent Solicitation would clarify the application of Article V of the Indenture to the Proposed Separation by confirming, for purposes of Article V, that the contribution of assets to Tyco Electronics and Covidien will not constitute a transfer of Tyco's or the Company's assets substantially as an entirety, that the contribution to TIFSA of the assets relating to Tyco's fire and security and engineered products and services businesses will constitute the transfer of the Company's (but not Tyco's) assets substantially as an entirety to TIFSA, that TIFSA will be the successor obligor to the Company under the Indenture, and that the distribution to Tyco's shareholders of all of the shares of capital stock of Tyco Electronics and Covidien will not constitute the transfer of Tyco's assets substantially as an entirety.

        Following the Proposed Separation, the number of Common Shares into which Notes will be convertible will be adjusted for a proposed one-for-four reverse share split that is contemplated to occur at or near the time of the Proposed Separation, and each Note that remains outstanding also will be convertible into the number of common shares of Covidien and Tyco Electronics that would have been distributed in the Proposed Separation to a holder of the number of Common Shares into which that Note was convertible at the record date for the distribution, in each case giving effect to share splits and similar transactions.

        Other than in connection with the Proposed Separation, and as otherwise described herein, neither the Company nor Tyco currently has any definitive plans that would be material to a Holder's decision to surrender Notes for purchase in the Tender Offer, or that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, Tyco or any of their respective subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of the Company, Tyco or any of their respective subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or Tyco;

  •
  any change in the present board of directors or management of the Company or Tyco, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of the Company or Tyco;

  •
  any class of equity security of Tyco to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity security of Tyco becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of the obligation of Tyco to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company or Tyco, or the disposition of securities of the Company or Tyco; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company or Tyco or other actions that could impede the acquisition of control of the Company or Tyco.

PURPOSE AND BACKGROUND OF THE TENDER OFFER AND CONSENT SOLICITATION

        The principal purpose of the Tender Offer and the Consent Solicitation is to acquire all of the outstanding Notes and to clarify the application of Article V of the Indenture to the Proposed Separation. Notes acquired pursuant to the Tender Offer will be cancelled as provided in the Indenture.

        Following the consummation of the Tender Offer and the Consent Solicitation, if any Notes remain outstanding, the Company or its affiliates, from time to time, as permitted by applicable law, may acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price paid pursuant to the Tender Offer and may involve cash or other consideration. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in the Tender Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

CERTAIN CONSIDERATIONS

        In deciding whether to participate in the Tender Offer and the Consent Solicitation, in addition to the other information contained or incorporated by reference in this Offer to Purchase, each Holder should consider carefully and in its entirety the following:

Limited Trading Market

        To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To the extent that Notes are tendered and accepted in the Tender Offer, the trading market for the Notes would become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent that the principal amount of Notes tendered pursuant to the Tender Offer reduces the float. The reduced float also may tend to make the trading price more volatile. Holders of Notes not tendered or not purchased may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Notes after the Tender Offer, the number of Holders of such Notes remaining at such time, and the interest in maintaining a market in the Notes on the part of securities firms and other factors. The Company does not intend to create or sustain a market for any Notes that remain outstanding following consummation of the Tender Offer.

Effect of the Proposed Amendments on Unpurchased Notes

        The Proposed Amendments will not relieve the Company or TIFSA, as the case may be, from its obligation to make scheduled payments of principal and accrued interest on the Notes not purchased pursuant to the Tender Offer in accordance with the terms of the Indenture as currently in effect. If the transactions described under "The Proposed Separation" occur as anticipated, any such remaining Notes will become obligations of TIFSA, guaranteed by Tyco, and the Company will be released from its obligations on the Notes.

DESCRIPTION OF NOTES

        The Notes were issued pursuant to the Indenture among the Company, Tyco and the Trustee. The terms of the Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

        The Notes were issued on January 13, 2003 in an original aggregate principal amount of $1.5 billion, approximately $750,000,000 of which remained outstanding as of the date of this Offer to Purchase. Interest on the Notes is payable semi-annually, on each January 15 and July 15, to the holders of record at the close of business on the date 15 days prior to the payment date, at an annual rate of 3.125%. The Notes rank equally with all other unsecured and unsubordinated obligations of the Company and are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Tyco.

        The Notes are redeemable at the Company's option on or after January 20, 2008, in whole or in part, at a redemption price determined in accordance with the Indenture. The Holders may require the Company to repurchase the Notes, at par plus accrued interest, on January 15, 2015, or upon the occurrence of any "Fundamental Change," as defined in the Indenture, at a price equal to 100% of the principal amount, plus any accrued but unpaid interest.

        The Notes are convertible into Common Shares at a conversion rate of 45.9821 Common Shares per $1,000 principal amount of the Notes. The conversion rate must be adjusted pursuant to the Indenture to account for, among other things, certain cash dividends and any stock dividend paid to holders of Common Shares. At Tyco's Special General Meeting of Shareholders held on March 8, 2007, Tyco's shareholders voted on a one-for-four reverse stock split, which will have the effect at the time of such action of changing the conversion rate to 11.4955 Common Shares per $1,000 principal amount of the Notes.

THE TENDER OFFER AND CONSENT SOLICITATION

        The Offer Documents contain important information that should be read carefully and in its entirety before making any decision with respect to the Tender Offer and the Consent Solicitation.

Introduction

        The Company hereby offers, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) to the Depositary prior to the Expiration Date for the consideration described below. The Company will accept tenders of Notes in principal amounts of $1,000 or integral multiples thereof.

Purchase Price

        The Purchase Price for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for payment pursuant to the Tender Offer and delivery of Consents (not validly revoked) prior to the Expiration Date will be determined after 5:00 p.m., New York City time, on May 22, 2007 (the "Pricing Date") and will be the sum of:

  (A)
  45.9821 times the Weighted Average Price; plus

  (B)
  $62.50.

        For purposes of this calculation, "Weighted Average Price" means the arithmetic average of the daily volume-weighted average price of Tyco's Common Shares for the ten trading days prior to and including the Pricing Date. The daily volume-weighted average shall equal the daily volume-weighted average price for the Common Shares on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange) as reported by Bloomberg Financial Services through its "Volume at Price" function. The Weighted Average Price and the variable cash component of the purchase price will be rounded to the nearest whole cent.

        Payment for Notes validly tendered (and not validly withdrawn) and accepted for payment will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to Holders.

        The Purchase Price will be paid on the Payment Date, assuming the conditions to the Tender Offer and Consent Solicitation are satisfied or waived and the Notes are accepted for purchase.

        Tenders of Notes pursuant to the Tender Offer may be validly withdrawn and Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time prior to the Expiration Date by following the procedures described herein. A Holder may not validly revoke a Consent except by validly withdrawing such Holder's previously tendered Notes, and the valid withdrawal of a Holder's previously tendered Notes will constitute the concurrent valid revocation of such Holder's Consent.

        The Company has reserved the right to extend, amend or terminate the Tender Offer and the Consent Solicitation. See "Expiration Date; Extension; Amendment; Termination."

PROPOSED AMENDMENTS TO THE INDENTURE

        The Company is soliciting the Consents of the Holders to the Proposed Amendments substantially in the form of Annex A hereto and to the execution and delivery by the Company and Tyco of the Supplemental Indenture to effect the Proposed Amendments. All statements herein regarding the substance of any provision of the Proposed Amendments and the Indenture are qualified in their entirety by reference to the language set forth in Annex A and to the Indenture. Initially capitalized terms used below that are not otherwise defined herein shall have the meanings assigned to them in the Indenture. Copies of the Indenture are available upon request from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

        The Proposed Amendments would amend Article V of the Indenture to clarify the applicability of Article V to the Proposed Separation. While Tyco and the Company believe that the various steps in the Proposed Separation are not prohibited by the Indenture, Tyco and the Company believe it is desirable, prior to completing the Proposed Separation but after completion of the Tender Offer, to eliminate any uncertainty by amending Article V of the Indenture to clarify that:

  •
  the contribution of the Company's assets and liabilities relating to Tyco's electronics businesses to Tyco Electronics and the Company's assets and liabilities relating to Tyco's healthcare businesses to Covidien will not constitute the transfer of either Tyco's or the Company's assets substantially as an entirety;

  •
  the contribution of the Company's assets and liabilities relating to Tyco's fire and security and engineered products and services business to TIFSA will constitute the transfer of the Company's (but not Tyco's) assets substantially as an entirety to TIFSA;

  •
  upon compliance with the conditions precedent set forth in Article V, TIFSA will be the successor obligor to the Company under the Indenture and the Notes, and the Company will be discharged from its obligations under the Indenture and the Notes and may be liquidated and dissolved; and

  •
  the distribution to Tyco's shareholders of all of the shares of capital stock of Tyco Electronics and Covidien will not constitute the transfer of Tyco's assets substantially as an entirety.

        The Supplemental Indenture will be executed on, or as soon as practicable after, the Expiration Date by the Company, Tyco and the Trustee, if the Requisite Consents have been obtained. The Supplemental Indenture will become effective upon execution by the Company, Tyco and the Trustee, but will provide that the Proposed Amendments will not become operative until the date the Company notifies the Trustee and the Depositary that an amount of Notes representing the Requisite Consents has been accepted for purchase. The Proposed Amendments are being presented as one proposal. Consequently, the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments. The Indenture will remain in effect, without giving effect to the Proposed Amendments, until the Proposed Amendments become operative. If the Supplemental Indenture is executed and the Proposed Amendments become operative, the Holders of Notes that are not purchased for any reason will be bound thereby, even though they have not consented to the Proposed Amendments. See "Certain Considerations."

        In addition, the Company reserves the right to make certain technical changes to the Indenture pursuant to the provisions thereof and to include such changes in the Supplemental Indenture.

EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

        The Tender Offer and Consent Solicitation will expire at 12:00 midnight, New York City time, on Thursday, May 24, 2007, unless extended or earlier terminated by the Company.

        If the Tender Offer and the Consent Solicitation are extended, the terms "Expiration Date" with respect to such extended Tender Offer or Consent Solicitation shall mean the time and date on which the Tender Offer or the Consent Solicitation, as so extended, shall expire. The Company reserves the right to extend the Tender Offer or the Consent Solicitation from time to time or for such period or periods as it may determine in its sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to the Dow Jones News Service, Business Wire, or another similar service, at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase by the Company, subject to the terms and conditions of the Tender Offer. Any extension of the Tender Offer shall also be deemed an extension of the Consent Solicitation.

        To the extent it is legally permitted to do so, the Company reserves the right, in its sole discretion, at any time prior to the Expiration Date, to waive any condition to the Tender Offer or the Consent Solicitation, to amend any of the terms of the Tender Offer or the Consent Solicitation and to modify the Purchase Price. Any waiver or amendment to the Tender Offer or the Consent Solicitation, including any increase in the Purchase Price, will apply to all Notes tendered pursuant to the Tender Offer. If the Company makes a material change to the terms of the Tender Offer or waives a material condition of the Tender Offer, the Company will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offer Documents and will extend the Tender Offer to the extent required by law. If the Consent Solicitation is amended on or prior to the Expiration Date in a manner determined by the Company to constitute a material change to Holders of the Notes, the Company promptly will give oral (to be confirmed in writing) or written notice of such amendment to the Depositary, disseminate additional Consent Solicitation materials and, if necessary, extend the Consent Solicitation for a period deemed by the Company to be adequate to permit Holders of the Notes to deliver or revoke their Consents. If any such amendment occurs after the Expiration Date, the Company may solicit Consents for a revised supplemental indenture.

        In the event the Company terminates the Tender Offer, it shall give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. In the event that the Tender Offer and the Consent Solicitation are terminated, withdrawn or otherwise not consummated prior to the Expiration Date, the Purchase Price will not become payable. See "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights" and "Conditions of the Tender Offer and Consent Solicitation."

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

        Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for purchase Notes validly tendered pursuant to the Tender Offer (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn upon the satisfaction or waiver of the conditions to the Tender Offer specified herein under "Conditions of the Tender Offer and Consent Solicitation." The Purchase Price for any Notes validly surrendered for purchase, and Consents validly given, and not withdrawn, shall be paid to each Holder promptly following the Expiration Date.

        The Company reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-l under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under "Conditions of the Tender Offer and Consent Solicitation" shall not have been satisfied or waived by the Company, or in order to comply with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates representing the Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal and Consent related thereto (or a facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required thereby.

        For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes, if such defect has been waived by the Company) when the Company gives oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Tender Offer will be made by the Company by depositing such payment with the Depositary, which will act as agent for the tendering and consenting Holders for the purpose of receiving the Purchase Price and transmitting the Purchase Price (and accrued and unpaid interest up to, but not including, the Payment Date) to such Holders. Tenders of Notes and delivery of Consents pursuant to the Tender Offer and the Consent Solicitation, as well as withdrawal of previously tendered Notes and revocation of previously delivered Consents, will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

        If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Notes pursuant to the Tender Offer, then the Depositary, nevertheless, on behalf of the Company, may retain tendered Notes, without prejudice to the rights of the Company described under "Expiration Date; Extension; Amendment; Termination," "Conditions of the Tender Offer and Consent Solicitation" and "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights" (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

        If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal (or, in the case of any Notes tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth under the caption "Procedures for Tendering Notes and Delivering Consents—Book-Entry Transfer," such Notes will be credited to the account maintained at the Book-Entry Transfer Facility from which such Notes were delivered), promptly following the Expiration Date or the termination of the Tender Offer.

        The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its respective affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Tender Offer or the Consent Solicitation and will in no way prejudice the rights of tendering Holders to receive payment for their Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

        Holders whose Notes are tendered and accepted for purchase pursuant to the Tender Offer will be entitled to any and all accrued and unpaid interest on their Notes up to, but not including, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

        Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on a Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See "Dealer Managers; Solicitation Agents; Information Agent; Depositary" and "Miscellaneous."

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

        The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described below also will be deemed to constitute delivery of a Consent with respect to the Notes tendered. Holders who tender their Notes pursuant to the Tender Offer are obligated to deliver their Consent to the Proposed Amendments and to the execution and delivery of the Supplemental Indenture. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer. A defective tender of Notes (which defect is not waived by the Company) will not constitute valid delivery of a Consent to the Proposed Amendments and will not be counted for purposes of determining whether the Requisite Consents have been obtained. Any beneficial owner whose Notes are registered in the name of a Custodian or held through the Book-Entry Transfer Facility and who wishes to tender its Notes and deliver a Consent should contact such Holder promptly and instruct such Holder to tender its Notes and deliver Consents on such beneficial owner's behalf.

Tender of Notes Held Through DTC and Delivery of Consents

        The Depositary and DTC have confirmed that the Tender Offer and the Consent Solicitation are eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC's ATOP procedures for such a transfer. In addition, DTC participants may electronically deliver their Consents pursuant to the Consent Solicitation as part of the electronic transmission of their acceptance of the Tender Offer. DTC will then send an Agent's Message to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant (i) has received and agrees to be bound by the terms of the Tender Offer and the Consent Solicitation as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant and (ii) consents to the Proposed Amendments and the execution and delivery of the Supplemental Indenture as described in this Offer to Purchase. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and of no effect.

Tender of Notes held in Physical Form and Delivery of Consents

        For a Holder to validly tender its Notes held in physical form pursuant to the Consent Solicitation or the Tender Offer, the certificates for the tendered Notes, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

        The Letter of Transmittal and Notes should be sent only to the Depositary, and not to Tyco, the Company, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility.

        The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes and delivering Consents. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes or deliveries of Consents will be accepted.

Signature Guarantees

        Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an "eligible guarantor institution" as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an "Eligible Institution"), unless (i) the Letter of Transmittal is signed by the registered Holder of the Notes tendered therewith and payment of the Purchase Price is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box on the Letter of Transmittal has been completed, or (ii) such Notes are tendered and Consents delivered for the account of an Eligible Institution.

Book-Entry Transfer

        The Depositary will establish and maintain an account with respect to the Notes at DTC (the "Book-Entry Transfer Facility") promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility procedures does not constitute delivery to the Depositary.

Lost or Missing Certificates

        If a Holder desires to tender Notes pursuant to the Tender Offer and to deliver Consents pursuant to the Consent Solicitation, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the address or telephone number listed below about procedures for obtaining replacement certificates for such Notes or arranging for indemnification or any other matters that require handling by the Trustee.

U.S. Bank, N.A.
Corporate Trust Services
P.O. Box 64111
St. Paul, MN 55164-0111
Tel: (800) 934-6802

Other Matters

        Notwithstanding any other provision hereof, payment for Notes accepted for payment pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Notes, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Purchase Price as a result of any delay in making such payments.

        Tenders of Notes and deliveries of Consents pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the

Company and the tendering and consenting Holder of such Notes, upon the terms and subject to the conditions of the Tender Offer and the Consent Solicitation in effect on the Expiration Date.

        By executing a Letter of Transmittal as set forth above (or by tendering Notes through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder: (i) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby; (ii) waives any and all other rights with respect to the Notes (including the tendering Holder's waiver of any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued); (iii) releases and discharges the Company, TIFSA and Tyco from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes; (iv) delivers such Holder's consent to the Proposed Amendments; and (v) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, and accrued and unpaid interest for any tendered Notes that are purchased by the Company), and (d) deliver to the Company and the Depositary the Letter of Transmittal as evidence of the Holder's Consent to the Proposed Amendments and to the execution and delivery of the Supplemental Indenture and as certification that consents to the Proposed Amendments duly executed by Holders have been received, all in accordance with the terms of the Tender Offer and the Consent Solicitation.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes and deliveries of Consents will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Notes or deliveries of Consents will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Notes and deliveries of Consents that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes or of delivery as to accompanying Consents.

        The Company's interpretation of the terms and conditions of the Tender Offer and the Consent Solicitation (including the instructions in the Letter of Transmittal) will be final and binding.

        Any defect or irregularity in connection with tenders of Notes or deliveries of Consents must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes and deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. A defective tender (which defect is not waived by the Company) will constitute neither a valid tender of Notes nor a valid Consent. None of Tyco, the Company, the Depositary, the Trustee, the Information Agent, the Dealer Managers, the Solicitation Agents or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes and accompanying deliveries of Consents, or will incur any liability to Holders for failure to give any such notice.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS; ABSENCE OF APPRAISAL RIGHTS

        Holders who tender their Notes in the Tender Offer and Consent Solicitation are obligated to deliver a Consent to all of the Proposed Amendments. A valid withdrawal of tendered Notes prior to the Expiration Date will be deemed a valid revocation of the related Consent.

        Holders who wish to exercise their right of withdrawal with respect to the Tender Offer and Consent Solicitation must give written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission, or a properly transmitted "Request Message" through ATOP, which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (or, in the case of Notes tendered by book-entry transfer, through ATOP) on or prior to the Expiration Date or at such other permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the "Depositor"), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility whose name appears on the security position listing as the owner of such Notes), if different from that of the Depositor, and the principal amount of Notes to be withdrawn and related Consents to be revoked. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the Holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Notes). The notice of withdrawal (other than a notice transmitted through ATOP) must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has the legal authority to withdraw such tender on behalf of the Holder. Holders may not rescind withdrawals of tendered Notes. However, validly withdrawn Notes may be retendered by following the procedures therefor described elsewhere in this Offer to Purchase at any time prior to the Expiration Date.

        A Holder may not validly revoke a Consent except by validly withdrawing such Holder's previously tendered Notes, and the valid withdrawal of a Holder's Notes will constitute the concurrent valid revocation of such Holder's Consent. As a result, a Holder who validly withdraws previously tendered Notes will not receive the Purchase Price unless such Notes are retendered in accordance with the procedures and deadlines described in this Offer to Purchase.

        All questions as to the form and validity (including time of receipt) of any tender of a Note and delivery of a Consent, or revocation of a tender of a Note and delivery of a Consent will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of Tyco, the Company, the Trustee, the Depositary, the Information Agent, the Dealer Managers, the Solicitation Agents or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a Consent or incur any liability for failure to give any such notification.

        If the Company is delayed in its acceptance for purchase of, or payment for, the Notes or is unable to accept for purchase or pay for Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

Appraisal Rights

        The Notes are debt obligations of the Company, guaranteed as to payment of principal, premium, if any, and interest by Tyco, and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer or the Consent Solicitation.

CONDITIONS OF THE TENDER OFFER AND CONSENT SOLICITATION

        Notwithstanding any other provision of the Tender Offer and the Consent Solicitation, the Company will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered if, on or prior to the Expiration Date, any of the following shall not have occurred: (a) the Company having available from the Bridge Loan Facilities and from cash on hand, prior to the Expiration Date, funds sufficient to pay the aggregate Purchase Price; (b) receipt of the Requisite Consents on or prior to the Expiration Date; (c) the execution by the Trustee of the Supplemental Indenture containing the Proposed Amendments following receipt of the Requisite Consents; and (d) satisfaction of the General Conditions set forth in the following paragraph.

        For purposes of the foregoing provision, all of the "General Conditions" shall be deemed to be satisfied, unless any of the following conditions occur and are not waived, on or after the date of this Offer to Purchase:

          (i)    There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer or the Consent Solicitation, that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, TIFSA or Tyco, or their respective subsidiaries or affiliates or which would or might, in the reasonable judgment of the Company, prohibit, prevent, restrict or delay consummation of the Tender Offer or the Consent Solicitation;

          (ii)   There shall have occurred any development which would, in the reasonable judgment of the Company, materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, TIFSA, Tyco or their respective subsidiaries or affiliates;

          (iii)  An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a "Legal Event") that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or the Consent Solicitation;

          (iv)  There shall have occurred or be reasonably likely to occur: (a) any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, TIFSA, Tyco or their respective subsidiaries or affiliates that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or the Consent Solicitation; or (b) any Legal Event which in the reasonable judgment of the Company is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, TIFSA, Tyco or their respective subsidiaries or affiliates;

          (v)   The Trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Tender Offer or the Consent Solicitation or the Company's ability to effect any of the Proposed Amendments or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Tender Offer or the Consent Solicitation or the acceptance of, or payment for, the Notes or the Consents;

          (vi)  There shall exist, in the reasonable judgment of the Company, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company, TIFSA or Tyco is a party, or by which it is bound) to the acceptance for payment of, or payment for, any of the Notes or to the scope, validity or effectiveness of the Consents solicited hereby; or

          (vii) There shall have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets or any other significant adverse change in United States securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, Bermuda or Luxembourg (whether or not mandatory), (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (e) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (ii) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (i) or (ii), in the Company's reasonable judgment, makes it impracticable or inadvisable to proceed with the Tender Offer or the Consent Solicitation, or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        The conditions to the Tender Offer and the Consent Solicitation are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other condition of the Tender Offer and the Consent Solicitation also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section shall be final and binding upon all Holders. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time prior to the Expiration Date, the terms of the Tender Offer or the Consent Solicitation. The Company will give Holders notice of such amendments as may be required by applicable law.

SOURCE AND AMOUNT OF FUNDS

        The Purchase Price will not be determined until the Pricing Date. Accordingly, the aggregate Purchase Price is unknown at this time; however, the aggregate purchase price would have been approximately $1.2 billion for all outstanding Notes, assuming a Weighted Average Price equal to the Weighted Average Price for the ten trading days preceding the date of this Offer to Purchase.

        The Company intends to pay for the aggregate Purchase Price of the Notes and all fees and expenses associated with the Tender Offer using the credit facilities described below. The following summary of the material terms of the three Bridge Loan Agreements among the Company, as the initial borrower, Tyco, as the guarantor (or the initial guarantor in the case of the facilities for Covidien and Tyco Electronics), Tyco Electronics Group S.A., Covidien International Finance S.A., and TIFSA, respectively, as the borrower assignees, Covidien and Tyco Electronics, respectively, as the guarantor assignees for the agreements applicable to Covidien and Tyco Electronics, and various lenders and agents (the "Lenders"), each dated as of April 25, 2007 (the "Bridge Loan Agreements"), is qualified in its entirety by reference to the Bridge Loan Agreements, which are filed as exhibits to the Schedule TO. The borrowing facilities created by the Bridge Loan Agreements are referred to herein as the "Bridge Loan Facilities." The following summary may not contain all of the information regarding the Bridge Loan Facilities that is important to you, and we encourage you to read the Bridge Loan Agreements.

        The aggregate amount of the commitments of the Lenders under the Bridge Loan Facilities is $10,000,000,000. A portion of the available funds under the Bridge Loan Facilities will be used, together with cash on hand, to pay the aggregate payments for Notes and consents pursuant to the Offer, as well as all fees and costs associated with the Tender Offer, as described above. Additional amounts under the Bridge Loan Facilities may be used to in connection with other debt refinancing activities described under the caption "Information Concerning the Company, TIFSA and Tyco."

        Loans under the respective Bridge Loan Facilities (the "Loans") may accrue interest, at the Company's option, either at (i) a base rate from time to time as defined in such Bridge Loan Facility, or (ii) LIBOR plus a margin depending on the amount of such Bridge Loan Facility utilized and on the credit ratings applicable to the outstanding debt of the Company.

        The Loans will mature on the earliest to occur of (i) April 23, 2008, (ii) the date of any voluntary termination or reduction of commitments under the Company's revolving credit agreements (or, after the completion of the Proposed Separation, the revolving credit agreement of the company that is also the obligor under the relevant Bridge Loan Facility), or (iii) the date of any voluntary prepayment of any non-revolving debt of Tyco or any subsidiary in an aggregate outstanding principal amount exceeding $100,000,000, other than repayment of the debt to be refinanced with the proceeds of the Loans and intercompany transactions.

        The Bridge Loan Facilities contain certain customary affirmative and negative covenants, including: limitations on liens; restrictions on fundamental changes and changes in business; a requirement that the proceeds of the Loans be used to refinance the Company's existing debt and for related fees and expenses; delivery of financial statements; rights to inspection of books and records; maintenance of assets and insurance thereon; compliance with law; limitations on subsidiary debt; limitations on affiliate transactions; and maintenance of a ratio of the Consolidated Total Debt (as defined in the Bridge Loan Facilities) of Tyco and Consolidated EBITDA (as defined in the Bridge Loan Facilities) not to exceed 3.50 to 1.00.

        The availability of Loans under the Bridge Loan Facilities is also subject to the following material conditions:

  •
  the accuracy of certain representations and warranties, including: due organization, valid existence, authority to conduct business and authority to incur the Loans of the Company and

    Tyco; receipt of any necessary government approvals and no material conflicts with law or contractual obligations; neither the Company nor Tyco being an Investment Company under the Investment Company Act of 1940; absence of certain materially adverse events under ERISA; and due organization, valid existence, and authority to conduct business of subsidiaries of the Company and Tyco in all material respects; and

  •
  compliance with all the covenants described above.

        In addition, the availability of Loans under the respective Bridge Loan Facility to finance the purchase of the Notes in the Tender Offer is expressly conditioned upon the satisfaction of the conditions for such purchase described herein and the concurrent payment of all other amounts payable to the holders of the Notes in connection with the Tender Offer with the proceeds of such Loans or otherwise. The Loans are expected to be repaid from refinancing activities undertaken in connection with the Proposed Separation. Those refinancing arrangements, however, have not been finalized.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

        To the knowledge of each of the Company and Tyco:

  •
  none of the Company, Tyco or their respective executive officers, directors, subsidiaries or other affiliates have any beneficial interest in the Notes;

  •
  none of the officers or directors of the subsidiaries of the Company or Tyco have any beneficial interest in the Notes;

  •
  the Company will not purchase any Notes from such persons; and

  •
  during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in the Notes.

        A list of the directors and executive officers of each of Tyco and the Company is attached to this Company Notice as Annex B.

        In connection with his or her services to Tyco and its affiliates, each of the directors and executive officers of Tyco and the Company is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving the Common Shares. Except as described herein, none of the Company, Tyco or, to the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of Tyco's or the Company's securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

MARKET AND TRADING INFORMATION

        The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

        The Common Shares into which the Notes are convertible are listed on the NYSE, under the symbol "TYC." The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Common Shares as reported on the NYSE, and the quarterly dividends paid.

	High	Low	Dividend
Year ended September 30, 2005
First Quarter	$36.42	$29.65	$0.0125
Second Quarter	$36.58	$32.85	$0.1000
Third Quarter	$34.48	$27.27	$0.1000
Fourth Quarter	$31.08	$26.97	$0.1000
Year ended September 29, 2006
First Quarter	$29.65	$25.66	$0.1000
Second Quarter	$31.28	$24.65	$0.1000
Third Quarter	$28.70	$25.53	$0.1000
Fourth Quarter	$28.07	$24.97	$0.1000
Year ended September 28, 2007
First Quarter	$31.83	$27.70	$0.1000
Second Quarter	$33.29	$29.69	$0.1000
Third Quarter (through April 26, 2007)	$33.00	$31.49	—

        On April 26, 2007, the last reported sales price of the Common Shares on the NYSE was $32.52 per share. As of March 30, 2007, there were approximately 1,971,464,704 Common Shares outstanding. If and when the Proposed Separation is completed, each of Tyco, Covidien and Tyco Electronics will set its own dividend policy.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material United States federal income tax consequences of the Tender Offer and Consent Solicitation to Holders. This discussion is a summary for general information purposes only and does not consider all aspects of United States federal income taxation which may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold Notes as part of a "straddle," a "hedge," a "conversion transaction" or other integrated transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and investors in pass-through entities), nor does it address state, local or foreign tax considerations. This summary assumes that Holders have held their Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THE TENDER OFFER AND THE CONSENT SOLICITATION.

Consequences to U.S. Holders

        For purposes of this discussion, a U.S. Holder means a beneficial owner of Notes that, for U.S. federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (or the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A Holder that is a partner in a partnership holding Notes should consult its own tax advisor regarding the tax consequences of the Tender Offer and Consent Solicitation.

  Tendering and Consenting Holders

        Tender of a Note.    The receipt of cash by a U.S. Holder in exchange for a Note will be a taxable transaction for United States federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to any accrued but unpaid interest not previously included in income by the U.S. Holder), and (ii) the U.S. Holder's adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time the Note was purchased by the Company. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations. Any cash received attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder's income will be taxable as ordinary income. It is possible that the Internal Revenue Service (the "IRS") could successfully argue that a portion of the amount paid to a U.S. Holder should be treated as a fee paid in respect of the Consent Solicitation that should be subject to tax as ordinary income rather than capital gain.

        Market Discount. A Note has "market discount" if its stated principal amount exceeds the U.S. Holder's tax basis in the Note immediately after its acquisition by the U.S. Holder, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued, unless the U.S. Holder previously had elected to include market discount in income as it accrued for United States federal income tax purposes.

  Non-Tendering U.S. Holders

        Generally, the modification of a debt instrument will be treated, for United States federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" as determined for United States federal income tax purposes. Under the Treasury Regulations that govern the determination of whether a modification is a significant modification, a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. In the case of the Notes, because there will be a change in obligor and none of the enumerated exceptions apply, the modification will be treated as "significant". Accordingly, a non-tendering U.S. Holder would be treated as having exchanged its "old" Notes for "new" Notes for United States federal income tax purposes. If the "old" Notes and the "new" Notes are both treated as "securities" for United States federal income tax purposes, such exchange would be treated as a tax-free reorganization for United States federal income tax purposes. In such case, (a) a non-tendering U.S. Holder would not recognize any gain or loss on the deemed exchange, except that a portion of the "new" Notes of a non-tendering U.S. Holder may be allocated to the accrued but unpaid interest on the "old" Notes and the U.S. Holder may be required to recognize ordinary income equal to that amount, (b) except for any portion of the "new" Notes which may be allocated to such interest, a non-tendering U.S. Holder should have the same adjusted tax basis and holding period in the "new" Notes as in its "old" Notes immediately prior to the deemed exchange, and (c) if the "old" Notes have "market discount" in the hands of the non-tendering U.S. Holder, such market discount may be treated as market discount on the "new" Notes (thereby resulting in ordinary income treatment upon the disposition of the "new" Notes). The Company believes that the "old" Notes and "new" Notes should be treated as "securities" for U.S. federal income tax purposes.

        If the deemed exchange does not qualify as a tax-free reorganization for United States federal income tax purposes, a non-tendering U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the "old" Notes and the issue price of the "new" Notes deemed received in exchange therefor. However, any such gain attributable to accrued but previously unrecognized market discount, and any portion of the "new" Notes attributable to accrued but unpaid interest, would be subject to tax as ordinary income. In such case, the non-tendering U.S. Holder's holding period in the "new" Notes would begin the day after the effective date of the Proposed Amendments and such non-tendering U.S. Holder's basis in the "new" Notes would equal the issue price thereof. If the Notes are not considered to be readily tradable on an established securities market (as that term is defined for purposes of the installment sale rules), gain, if any, recognized on the deemed exchange may be eligible for reporting under the installment sale rules. U.S. Holders should consult their own tax advisors regarding the timing and character of any recognized gain on a deemed exchange.

        In the case of a deemed exchange, if neither the "old" Notes nor the "new" Notes are traded on an established securities market (for purposes of the original issue discount provisions of the Code), the issue price of such "new" Notes should equal their stated principal amount. If the "old" Notes were traded on an established securities market, but such "new" Notes are not so traded, the issue price would be equal to the fair market value of the "old" Notes on the date the "new" Notes are deemed to be issued; if such "new" Notes are so traded, their issue price would equal the fair market value of the "new" Notes as of the date the "new" Notes are deemed to be issued. In any such case, the "new" Notes may be issued with original issue discount if their stated redemption price at maturity exceeds their issue price, or, alternatively, may be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the adjusted tax basis of the "new" Notes exceeds the amount payable at maturity. Except where it falls under a statutory de minimis rule, any original issue discount would be required to be included in the income of the Holders of the "new" Notes on a constant yield to maturity basis over the term of the "new" Notes and in advance of cash payments attributable to such income regardless of such Holder's regular method of tax accounting.

  Backup Withholding and Information Reporting

        A U.S. Holder may be subject to backup withholding at the applicable withholding rate with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides to the Company a correct Taxpayer Identification Number ("TIN") and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is either (a) exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder or (c) has been informed by the IRS that backup withholding is no longer required. Any amount paid as backup withholding would be allowed as a credit against the U.S. Holder's federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is provided to the IRS.

        We will provide information statements to the IRS reporting the payment of the consideration pursuant to the Tender Offer, except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations.

Consequences to Non-U.S. Holders

        A Non-U.S. Holder is any beneficial owner of Notes that is not a U.S. Holder and that is not an entity or arrangement treated as a partnership for United States federal income tax purposes.

        This discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders that are engaged in a trade or business in the United States with which the Notes are effectively connected.

        Subject to the discussion below regarding the backup withholding requirements of the Code, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized by a Non-U.S. Holder or other income earned as a result of the Tender Offer and Consent Solicitation.

  Backup Withholding and Information Reporting

        Any payment received by a Non-U.S. Holder from the sale of a Note to or through a foreign office of a broker will not be subject to backup withholding. In addition, any payment received by a Non-U.S. Holder from the sale of a Note to or through the United States office of a broker will be subject to backup withholding unless the Non-U.S. Holder properly establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is furnished to the IRS.

        When required, we will provide information statements to the IRS reporting the payment of consideration pursuant to the Tender Offer.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TENDER OF NOTES PURSUANT TO THE TENDER OFFER, THE CONSENT SOLICITATION AND THE ADOPTION OF THE PROPOSED AMENDMENTS.

DEALER MANAGERS; SOLICITATION AGENTS; INFORMATION AGENT; DEPOSITARY

        The Company has retained Goldman, Sachs & Co. and Morgan Stanley to act as the Dealer Managers for the Tender Offer and Solicitation Agents for the Consent Solicitation. In their capacities as Dealer Managers and Solicitation Agents, they may contact Holders regarding the Tender Offer and the Consent Solicitation and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes.

        The Company has agreed to pay Goldman, Sachs & Co. and Morgan Stanley customary fees and to reimburse Goldman, Sachs & Co. and Morgan Stanley for their reasonable out-of-pocket expenses for their services in connection with the Tender Offer and the Consent Solicitation. The Company also has agreed to indemnify Goldman, Sachs & Co. and Morgan Stanley and their respective affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Tender Offer and the Consent Solicitation.

        The Dealer Managers and their respective affiliates have provided investment banking and financial advisory services to the Company and its affiliates in the past, for which they have received or will receive customary compensation. The Dealer Managers and their respective affiliates may also from time to time be engaged in transactions with and perform services in the ordinary course of their business for the Company and its affiliates.

        In addition, at any time the Dealer Managers and their respective affiliates may trade or hold, or may have traded or held, the Notes or other securities issued by the Company or its affiliates, for their own account or for the accounts of customers, and, accordingly, may hold or may have held a long or short position in the Notes or such other securities. In addition, each of the Dealer Managers may tender Notes in the Tender Offer for its own account.

        Global Bondholder Services Corporation has been appointed the Information Agent with respect to the Tender Offer and the Consent Solicitation. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

        Global Bondholder Services Corporation has also been appointed the Depositary for the Tender Offer and the Consent Solicitation. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities.

        None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

        NONE OF THE COMPANY, TYCO, THE TRUSTEE, THE DEALER MANAGERS, THE SOLICITATION AGENTS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR NOTES UNDER THE TENDER OFFER AND DELIVER YOUR CONSENT TO THE PROPOSED AMENDMENTS IN THE CONSENT SOLICITATION, AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE ANY SUCH RECOMMENDATION. HOLDERS SHOULD MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER NOTES AND DELIVER CONSENTS TO THE PROPOSED AMENDMENTS.

MISCELLANEOUS

        The Tender Offer and the Consent Solicitation are not being made to (nor will tenders of Notes or deliveries of Consents be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Tender Offer and the Consent Solicitation would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make or extend the Tender Offer and the Consent Solicitation in any such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Company that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation should not be relied upon.

ANNEX A

THE PROPOSED AMENDMENTS

        The following is a description of the Proposed Amendments to the Indenture to be made effective in accordance with the terms of Article IX of the Indenture. Such amendments will be contained and reflected in the Supplemental Indenture.

        The provisions of the Indenture reprinted below are qualified in their entirety by reference to the Indenture, copies of which can be obtained without charge from the Information Agent. Capitalized terms used in this Annex A without definition have the same meanings as set forth in the Indenture.

Article V of the Indenture would be amended to read in its entirety as follows:

Section 5.1    When Company or Guarantor May Merge or Transfer Assets

        Neither the Company nor the Guarantor shall consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

        (a)   either (1) the Company or the Guarantor, as the case may be, shall be the continuing corporation or (2) the person (if other than the Company or the Guarantor, as the case may be) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or the person which acquires by conveyance, transfer or lease the properties and assets of the Company or the Guarantor, respectively, substantially as an entirety (i) shall be organized and validly existing under the laws of (A) the United States or any State thereof or the District of Columbia, (B) Bermuda or any member country of the European Union, or (C) if such merger, consolidation or other transaction would not impair the rights of Securityholders (including the right to receive payment of Additional Amounts imposed by the state of formation), any other country and (ii) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Securities and this Indenture or the Guarantor under the Guarantees and this Indenture, as the case may be;

        (b)   immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

        (c)   the Company or the Guarantor, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article V and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or the Guarantor, as the case may be, or another Subsidiary), which, if such assets were owned by the Company or the Guarantor, as the case may be, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries or the Guarantor and its Subsidiaries, respectively, taken as a whole, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or the Guarantor, as the case may be.

        The successor person formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or the successor person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, respectively, under this Indenture with the same effect as if such successor had been named as the Company or the Guarantor, respectively, herein; and thereafter, except in the case of a

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lease and obligations the Company or the Guarantor, as the case may be, may have under a supplemental indenture pursuant to Section 10.14, the Company shall be discharged from all obligations and covenants under this Indenture and the Securities and the Guarantor shall be discharged from all obligations and covenants under this Indenture and the Guarantees, as the case may be. Subject to Section 9.6, the Company, the Guarantor, the Trustee and the successor person shall enter into a supplemental indenture to evidence the succession and substitution of such successor person and such discharge and release of the Company or the Guarantor, as the case may be.

        In connection with the Separation Transactions (as defined in Section 5.2), the provisions in this Section 5.1 shall be interpreted as follows:

            (i)  the transfer of a portion of the Company's assets to Tyco Electronics (as defined in Section 5.2) and a portion of the Company's assets to Covidien (as defined in Section 5.2) as contemplated by the Separation Transactions shall be deemed not to be a conveyance, transfer or lease of the properties and assets of the Company or the Guarantor substantially as an entirety;

           (ii)  the transfer of a portion of the Company's assets to Tyco International Finance S.A. (as defined in Section 5.2) as contemplated by the Separation Transactions shall be deemed to be a conveyance of the properties and assets of the Company substantially as an entirety to Tyco International Finance S.A. and be deemed not to be a conveyance, transfer or lease of the properties and asset of the Guarantor substantially as an entirety; and

          (iii)  the distribution by the Guarantor to its shareholders of the shares of Covidien Ltd. and Tyco Electronics Ltd. shall be deemed not to be a conveyance, transfer or lease of the properties and assets of the Guarantor substantially as an entirety.

Section 5.2    Definitions of Certain Terms

        For purposes of this Article V, the following terms have the meanings ascribed to them.

        "Covidien" refers to both Covidien Ltd., a Bermuda company, and Covidien International Finance S.A., a Luxembourg company.

        "Separation Transactions" means the series of transactions pursuant to which the Guarantor will separate its businesses into three independent, publicly traded companies: one for its healthcare businesses (Covidien); one for its electronics businesses (Tyco Electronics); and a third for its fire and security and engineered products and services businesses (the Guarantor and Tyco International Finance S.A.). The steps of the Separation Transactions will include: (i) the contribution of the assets and liabilities of the healthcare businesses of the Company to Covidien International Finance S.A., the contribution of the assets and liabilities of the electronics businesses of the Company to Tyco Electronics Group S.A. and the contribution of the assets and liabilities of the fire and security and engineered products and services businesses of the Company to Tyco International Finance S.A.; (ii) the assumption by Tyco International Finance S.A. as the successor person under this Article V of the Company's obligations under this Indenture and under the Securities, which will continue to be guaranteed by the Guarantor; (iii) the liquidation of the Company and the liquidating distribution to the Guarantor in connection therewith of the shares of Covidien Ltd., Tyco Electronics Ltd. and Tyco International Finance S.A.; and (iv) the distribution by the Guarantor to its shareholders of all of the shares of capital stock of Covidien Ltd. and Tyco Electronics Ltd.

        "Tyco Electronics" refers to both Tyco Electronics Ltd., a Bermuda company, and Tyco Electronics Group S.A., a Luxembourg company.

        "Tyco International Finance S.A." refers to Tyco International Finance S.A., a Luxembourg company.

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ANNEX B

BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of Tyco's board of directors and executive officers.

Name	Position Held
Edward D. Breen	Chairman of the Board, Chief Executive Officer
Christopher J. Coughlin	Executive Vice President and Chief Financial Officer
Judith A. Reinsdorf	Executive Vice President and General Counsel
Naren K. Gursahaney	President of Tyco Engineered Products and Services
David E. Robinson	President of Tyco Fire and Security Services
Juergen W. Gromer	President and Vice Chair of Tyco Electronics
Thomas J. Lynch	Chief Executive Officer of Tyco Electronics
Richard J. Meelia	Chief Executive Officer of Tyco Healthcare
Edward C. Arditte	Senior Vice President, Strategy and Investor Relations
Carol Anthony Davidson	Senior Vice President, Controller and Chief Accounting Officer
John E. Evard, Jr.	Senior Vice President and Chief Tax Officer
Martina Hund-Mejean	Senior Vice President and Treasurer
Eric M. Pillmore	Senior Vice President of Corporate Governance
Laurie A. Siegel	Senior Vice President, Human Resources
Dennis C. Blair	Director
Brian Duperreault	Director
Bruce S. Gordon	Director
Rajiv L. Gupta	Director
John A. Krol	Director
H. Carl McCall	Director
Brendan R. O'Neill	Director
William S. Stavrapoulos	Director
Sandra S. Wijnberg	Director
Jerome B. York	Director

        The following table sets forth the names of each of the members of the Company's board of directors and executive officers.

Name	Position Held
Michelangelo Stefani	Managing Director
Kevin Francis O'Kelly-Lynch	Managing Director
Madeleine Barber	Director
Mario Calastri	Director
Eric Green	Director
Martina Hund-Mejean	Director

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ANNEX C

SUMMARY FINANCIAL INFORMATION

        The following table sets forth selected financial data of Tyco. This data (other than the ratio of earnings to fixed charges and book value per common share) is derived from Tyco's Consolidated Financial Statements included in our amended Annual Report on Form 10-K/A for our fiscal year ended September 29, 2006 and our amended Quarterly Report on Form 10-Q/A for the quarter ended December 29, 2006. The selected financial information for each of the periods presented below has been restated for certain errors in our income tax accounting and to reflect the Aguas Industrials de Jose, C.A. business as a discontinued operation.

	Year Ended		Three Months Ended
	September 29, 2006(3)	September 30, 2005(4)	December 29, 2006(5)	December 30, 2005(6)
	(in millions, except per share data)
Summary of Consolidated Statements of Operations Data:
Net Revenue	$40,938	$39,283	$10,329	$9,597
Income from continuing operations	3,948	3,110	742	826
Net income	3,590	3,094	793	579
Basic earnings per share:
Income from continuing operations	$1.96	$1.55	$0.37	$0.41
Net income	1.78	1.54	0.40	0.29
Diluted earnings per share:
Income from continuing operations	$1.91	$1.47	$0.37	$0.40
Net income	1.74	1.46	0.39	0.28
Number of shares used in per share computations:
Basic	2,010	2,012	1,983	2,003
Diluted	2,084	2,167	2,034	2,109
Summary of Consolidated Balance Sheet Data:
Total Assets	$63,012	$62,465	$62,968	$62,394
Long-term debt	9,340	10,569	8,602	10,493
Shareholders' equity	35,387	32,619	35,839	32,309
Other Data:
Ratio of earnings to fixed charges(1)	6.06	4.82	5.61	5.23
Book value per common share(2)	17.76	16.19	18.14	16.04

(1)
The ratio of earnings to fixed charges is computed by dividing the sum of earnings before income taxes, minority interest and cumulative effect of accounting changes and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt premiums and discounts, capitalized expenses related to indebtedness and an appropriate interest factor on operating leases.

(2)
Book value per common share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period presented.

(3)
Income from continuing operations for the year ended September 29, 2006 includes a charge of $100 million related to the Voluntary Replacement Program, which is included in cost of sales. Also included are $169 million of separation costs, a net gain on divestitures of $44 million, net restructuring charges of $26 million, of which $6 million are included in cost of sales, long-lived asset impairment charges of $7 million, the write-off of purchased in-process research and

C-1

  development of $63 million, $161 million of incremental stock option charges required under Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," $72 million of income related to a settlement with a former executive and $48 million of income resulting from a reduction in our estimated workers' compensation liabilities primarily due to favorable claims experience. Net income includes a $344 million loss, net of income taxes, from discontinued operations as well as a $14 million loss, net of income taxes, related to the cumulative effect adjustment recorded in conjunction with the adoption of Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations-an Interpretation of FASB Statement No. 143" (see Note 9 to the Consolidated Financial Statements filed on Firm 10-K/A for the year ended September 29, 2006).

(4)
Income from continuing operations for the year ended September 30, 2005 includes a net gain on divestitures of $271 million, of which a charge of $3 million is included in cost of sales, net restructuring charges of $6 million, of which $1 million is included in cost of sales, long-lived asset impairment charges of $6 million, a $277 million charge related to a patent dispute in the Healthcare segment, a $70 million charge related to certain former executives' employment, a $50 million charge related to an SEC enforcement action, a loss of $1,013 million related to the retirement of debt, a $109 million of income related to a court-ordered restitution award as well as a $4 million charge related to the write-down of an investment. Net income also includes a $37 million loss, net of income taxes, from discontinued operations as well as a $21 million gain, net of income taxes, related to a cumulative effect adjustment recorded in conjunction with the change in measurement date for pension and post retirement benefit plans (see Note 9 to the Consolidated Financial Statements filed on Form 10-K/A for the year ended September 29, 2006).

(5)
Income from continuing operations includes divestiture-related charges of $3 million, net restructuring and asset impairment charges of $12 million, of which $2 million is included in cost of sales, the write-off of purchased in-process research and development of $2 million, incremental stock option charges of $48 million and separation costs of $8 million.

(6)
Income from continuing operations includes divestiture-related charges of $18 million, including $3 million in cost of sales, net restructuring charges of $6 million, a loss of $156 million related to the retirement of debt and a charge of $4 million related to the write-down of an investment.

C-2

The Depositary for the Tender Offer and Consent Solicitation is:

Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only): (212) 430-3775 Attention: Corporate Actions For Information or Confirmation by Telephone: (212) 430-3774	By Mail or Hand: Global Bondholder Services Corporation 65 Broadway—Suite 723 New York, New York 10006 Attention: Corporate Actions

        Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Indenture and the form of the Supplemental Indenture may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer and the Consent Solicitation.

The Information Agent for the Tender Offer and Consent Solicitation is:

Global Bondholder Services Corporation
65 Broadway—Suite 723
New York, New York 10006
Attn: Corporate Actions
Bank and Brokers Call Collect: (212) 430-3774

All Others Please Call Toll-Free: (866) 470-3700

The Dealer Managers for the Tender Offer and the Solicitation Agents for the Consent Solicitation are:

Morgan Stanley Liability Management Group 1585 Broadway, Floor 04 New York, NY 10036 (212) 761-1941 Toll Free: (800) 624-1808	Goldman, Sachs & Co. Liability Management 1 New York Plaza New York, NY 10004 (212) 902-9077 Toll Free: (800) 828-3182

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  Exhibit (a)(1)(i)
IMPORTANT INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
STATEMENT REGARDING FORWARD-LOOKING INFORMATION
TABLE OF CONTENTS
SUMMARY
INFORMATION CONCERNING THE COMPANY, TIFSA AND TYCO
THE PROPOSED SEPARATION
PURPOSE AND BACKGROUND OF THE TENDER OFFER AND CONSENT SOLICITATION
CERTAIN CONSIDERATIONS
DESCRIPTION OF NOTES
THE TENDER OFFER AND CONSENT SOLICITATION
PROPOSED AMENDMENTS TO THE INDENTURE
EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION
ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES
PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS; ABSENCE OF APPRAISAL RIGHTS
CONDITIONS OF THE TENDER OFFER AND CONSENT SOLICITATION
SOURCE AND AMOUNT OF FUNDS
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES
MARKET AND TRADING INFORMATION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DEALER MANAGERS; SOLICITATION AGENTS; INFORMATION AGENT; DEPOSITARY
MISCELLANEOUS
ANNEX A THE PROPOSED AMENDMENTS
  Section 5.1 When Company or Guarantor May Merge or Transfer Assets
  Section 5.2 Definitions of Certain Terms
ANNEX B BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS
ANNEX C
SUMMARY FINANCIAL INFORMATION